Exhibit No. 99.1

  HALTON HEALTHCARE SERVICES ELIMINATES PAPER-BASED RECRUITING WITH WORKSTREAM Healthcare organization Automates Selection, Screening and Hiring Process with the Workstream Recruitment System

OTTAWA, ON. - NOVEMBER 15, 2004 - Workstream Inc.(TM) (NASDAQ: WSTM), a provider of Enterprise Workforce Management software, today announced that Halton Healthcare Services (HHS), a multi-site healthcare organization located in Ontario, Canada, has just purchased Workstream Recruitment System.

Halton Healthcare Services has selected the Workstream Recruitment System to help provide a value-based, flexible recruiting solution that could grow with their organization over time. HHS was looking for a recruiting solution that could automate their paper process and be integrated with pre-screening tools to deliver automated ranking of candidates which will ensure hiring high quality employees.

"As a busy community healthcare organization, we were looking for an affordable recruiting solution that could help us automate our hiring processes," said Marlene Hall, Director of Human Resources at Halton Healthcare Services. "The Workstream Recruitment System is flexible enough to help our recruiters streamline their screening and communication process and let them spend more time in front of candidates."

WORKSTREAM RECRUITMENT is an integrated set of products that enable end-to-end management of all forms of recruiting. The basic Workstream Recruitment product line comprises:

      o Candidate Management, for automating and streamlining the recruiting process used to attract, manage, screen and qualify candidates; and

      o Career Site, a custom-designed internal and external career website hosted and maintained by Workstream at our secure data center, used for attracting, routing and tracking job candidates.

"Workstream is pleased to help organizations like Halton Healthcare Services to improve their overall recruiting processes," said Michael Mullarkey, CEO and Chairman of Workstream. "Our Workstream Recruitment products are designed to be deployed quickly, are affordable and can grow with your organization over time."

ABOUT WORKSTREAM INC.

Workstream provides enterprise workforce management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Rewards and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With 12 offices across North America, Workstream services customers including BearingPoint, Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

CONTACT:
Tammie Brown
Workstream, Inc.
1-877-327-8483 ext. 263
tammie.brown@workstreaminc.com